Southern Community enters into Consent Order with regulators; Bank’s capital position exceeds regulatory requirements

Winston-Salem, North Carolina – (MARKET WIRE) 02/17/2011 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO) announced today that its wholly-owned bank subsidiary, Southern Community Bank and Trust, has entered into a Consent Order with the Federal Deposit Insurance Corporation and the State of North Carolina Office of the Commissioner of Banks with certain requirements, including reducing problem loans and maintaining current capital levels.

“One of the positives that came from our recent regulatory examination was the recognition by regulators that we are in compliance with all regulatory capital requirements,” said Chairman and CEO F. Scott Bauer.  “Credit quality has been a concern of ours for the past two years.  Fortunately, we have begun to see improvement over the last few quarters.”

Separately, Southern Community has elected to defer dividend payments on its preferred stock issued to the U.S. Department of Treasury and interest payments on both outstanding issues of trust preferred securities.

The Bank’s agreement with the regulators follows on the heels of one of the nation’s worst economic periods since the Great Depression.

“The banking industry continues to be challenged by the economic climate,” Bauer said.  “In the past two years, we have revamped our credit policies to reduce our exposure and address future credit risk.”

 “Our Board and management team are committed to working closely with regulatory agencies to continue to resolve the issues facing the Bank and meet all of the terms and conditions of the agreement.  For over two years, the banking industry has been, and continues to be, particularly challenged by the economic climate in our markets.  We will continue to address those challenges head-on.  We will not be diverted from providing our customers with the outstanding services and fast, friendly service to which they are accustomed. Our management remains confident in our ability to overcome this challenge and looks forward to emerging as an even stronger Bank than before.”

Under the agreement with the regulators, entered into on February 16, 2011, the Bank has agreed, among other matters, to: (1) improve its credit risk exposure through continued reductions in problem assets and continued enhancements to credit risk management practices; (2) comply with regulatory capital requirements of 8% Tier 1 leverage capital and 11% total risk-based capital ratios; and (3) not accept or renew any brokered deposits.

The Company has given notice to the U.S. Treasury Department that it is suspending the payment of regular quarterly cash dividends on the Company’s preferred stock issued to the U.S. Treasury Department.  The dividends will continue to be accrued for payment in the future.

Additionally, the Company has also elected to defer regularly scheduled interest payments on both issues of junior subordinated debentures, relating to outstanding trust preferred securities (TRUPS), having an outstanding principal amount of $45.9 million.  Under the terms of the trust documents, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty.  The regularly scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes.

Together, the deferral of interest payments on TRUPS and suspension of dividend payments to the U.S. Treasury Department should preserve approximately $5.1 million per year in bank level capital. While the Company has sufficient cash and liquidity to pay the scheduled dividends on its TARP Preferred Stock and interest payments on the TRUPS, these actions are taken: (1) to support and preserve its capital position in light of uncertain economic conditions, (2) as a source of strength for its subsidiary bank and (3) to lessen the need for raising any additional capital. The Company intends to re-evaluate the deferral of these payments periodically and, in consultation with its regulators, will consider reinstating these payments when appropriate.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com (including the Form 8-K filed with the Securities and Exchange Commission) or by email at investor.relations@smallenoughtocare.com.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans or expectations contemplated by our Company will be achieved.

All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500